UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  July 7, 2009

WEBDIGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-53359	11-3820796
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3433 West Broadway St., NE, Suite 501
Minneapolis, MN	55413
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (612) 767-3854

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors of Webdigs, Inc. (the “Company”) held on July 7, 2009, the Board named Mr. Joseph Fox and Mr. Donald Miller as Directors.  In addition, the Board elected Mr. Miller to serve as Chairman of the Audit Committee and as a member of its Compensation Committee.

Mr. Fox serves as the Chairman and Chief Executive Officer of Iggy’s House, Inc.  On June 12, 2009, the Company entered into an Asset Purchase Agreement with Iggy’s House, Inc. and simultaneously acquired substantially all of the assets of Iggy’s House in consideration of $150,000 in cash and the issuance of a total of 7,120,500 shares of Webdigs common stock to Iggy’s House.  Iggy’s House is a non-operating entity which had developed and launched a web-assisted real estate brokerage under the Iggyshouse.com and Buysiderealty.com brand names, and had operated in 38 states in 2007 and 2008.  In his role as Chief Executive Officer of Iggy’s House, Mr. Fox possesses beneficial ownership over all common shares outstanding in the name of Iggy’s House (7,120,500 shares), of which he possesses a pecuniary interest in 2,040,617 shares (representing approximately 7% of all outstanding shares of the Company).

Mr. Miller currently serves on the Board of Schwans Inc. (a privately held corporation) and Multiband Corp (a public reporting company).  He is the retired Chief Financial Officer of Schwans.

Effective July 7, Mr. Christopher Larson announced his resignation from the Company’s Board of Directors.  Mr. Larson wishes to focus on his other business ventures and spend more time with his family.

There are no arrangements or understandings between Messrs. Fox and/or Miller and any other persons pursuant to which they were selected as directors.  Other than disclosed above with Mr. Fox, there are no transactions between the Company and any of these individuals that would require disclosure under Item 404(a) of Regulation S-K.

The Company has not entered into written agreements with Messrs. Fox and Miller, but intends do so at a later date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Webdigs, Inc.

/s/  Robert A. Buntz, Jr.
Robert A. Buntz, Jr.
Chief Executive Officer and President

July 13, 2009